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MAXWELL SHOE COMPANY INC.

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On April 26, 2004 Maxwell Shoe Company Inc. issued a press release that contained the text of the letter sent to Maxwell Shoe Company Inc. stockholders on April 26, 2004. A copy of the press release is included below.

NEWS RELEASE

FOR IMMEDIATE RELEASE

MAXWELL SHOE COMPANY COMMENCES MAILING TO STOCKHOLDERS

Urges Stockholders NOT to Sign Any Gold Consent Cards

HYDE PARK, Mass. – April 26, 2004 – Maxwell Shoe Company Inc. (NASDAQ: MAXS) today announced that it has commenced mailing of its definitive consent revocation materials in connection with Jones Apparel Group, Inc.’s (NYSE: JNY) consent solicitation to replace Maxwell Shoe Company’s Board with Jones’s handpicked nominees.

Maxwell Shoe Company urges stockholders to discard any gold consent cards they receive from Jones and SIGN, DATE and RETURN the BLUE consent revocation card being mailed today.

Maxwell Shoe Company today mailed the following letter to its stockholders, which accompanies its definitive consent revocation materials:

DO NOT SIGN ANY GOLD CONSENT CARD SENT TO YOU

BY JONES APPAREL GROUP

April 26, 2004

Dear Fellow Stockholder:

As you know, on March 23, 2004, Jones Apparel Group, Inc. commenced an unsolicited tender offer for all of the outstanding shares of Maxwell Shoe Company common stock for $20.00 per share in cash—a price that is materially below the $22.44 market price of Maxwell Shoe Company’s common stock as of April 22, 2004. In fact, Maxwell Shoe Company’s common stock has been trading above Jones’s offer price since the public announcement of Jones’s proposal on February 25, 2004.

Your Board of Directors, with the advice of its independent financial and legal advisors, has unanimously rejected Jones’s $20.00 per share offer as financially inadequate and not in your best interests. We believe Jones’s offer significantly undervalues the strength and diversity of Maxwell Shoe Company’s portfolio of brands, record level of bookings, backlog of new business, and significant future growth opportunities. Accordingly, we urge you to reject Jones’s offer and NOT tender your shares to Jones.

On April 19, 2004, Jones announced that less than 2% of Maxwell Shoe Company’s outstanding shares had been tendered into their unsolicited offer. These underwhelming results have sent a clear message that you too believe Jones’s $20 per share offer is significantly inadequate.

JONES’S OBLIGATION IS TO ACT IN THE BEST INTERESTS OF JONES, NOT YOURS

DON’T FACILITATE JONES’S INADEQUATE OFFER

In an attempt to facilitate its inadequate offer, Jones is now attempting to solicit your written consent to replace Maxwell Shoe Company’s Board of Directors—which you recently elected by an overwhelming majority at the April 8, 2004 Annual Meeting—with Jones’s own handpicked slate of nominees. DO NOT BE FOOLED. We believe Jones’s consent solicitation is intended to circumvent an objective review by Maxwell Shoe Company’s Board of Directors of Jones’s tender offer in order to assist Jones in its attempt to acquire your shares at the lowest possible price.

Your Board is comprised of a majority of independent directors, and they are committed to acting in the best interests of all Maxwell Shoe Company stockholders. Jones, on the other hand, has no obligation to act in your best interests. We urge you to protect the value of your investment by discarding any consent solicitation materials that you may receive from Jones. If you have already completed and returned Jones’s gold consent card, you can revoke that consent by signing, dating and mailing the enclosed BLUE consent revocation card TODAY.

YOUR BOARD OF DIRECTORS HAS AN OUTSTANDING

TRACK RECORD OF VALUE CREATION

Jones’s inadequate offer does not recognize the full value of Maxwell Shoe Company. Maxwell Shoe Company is one of the industry’s leading footwear manufacturers, with an undisputed track record of delivering on its promises.

•	2003 was a banner year for our company. Sales and earnings were the best in our history. We achieved a 130 basis point increase in operating margins, while continuing to strengthen the balance sheet. Backlog reached an all-time high, reflecting growth in each of our brands and private-label offerings.

•	For 17 consecutive quarters, Maxwell Shoe Company has either met or beat expectations. The momentum achieved last year continued into the first quarter of fiscal 2004, with all five of our brands delivering increased sales and market share gains. The success and popularity of our brands has afforded us new growth opportunities, such as product line extensions and further expansion at retail.

•	Over the last year, Maxwell Shoe Company’s stock price has outperformed the S&P 500 and the Dow Jones Industrial Average. For the 12 month period ended February 24, 2004, the last trading day prior to Jones’s announcement of its initial proposal to acquire Maxwell Shoe Company, Maxwell Shoe Company delivered a return to its stockholders of 67.3% as compared to the S&P 500 Index and the Dow Jones Industrial Average, which delivered returns of 34.3% and 31.8%, respectively.[1] In its April 5, 2004 edition, Footwear News named Maxwell Shoe Company one of the “Fastest-Growing Publicly Held Footwear Companies” in the industry, citing our unique ability to market trend right products, acquire new labels and expand to new regions.

MAXWELL SHOE COMPANY IS POISED FOR CONTINUED GROWTH

Since the end of the first quarter, our business has continued to accelerate, and we expect fiscal 2004 to be yet another year of solid performance.

•	On March 2, 2004, after reporting record first quarter results, the Company increased its fiscal 2004 diluted earnings per share guidance to a range of $1.18 to $1.22 from its previous range of $1.02 to $1.06. At the midpoint of the increased range, this represents growth of approximately 22% over fiscal 2003 earnings of $0.98 per share. We also raised our guidance for fiscal 2004 net sales to a range of $250 million to $255 million, from our previous guidance of a range of $235 million to $240 million.

•	Maxwell Shoe Company’s backlog is at an all-time high, rising 20% year-over-year as of March 31, 2004.

•	Additionally, in the first five months of fiscal 2004, bookings rose more than 30% over last year with each of our brands contributing to these increases.

1 Source: Bloomberg Financial Markets.

Maxwell Shoe Company’s performance demonstrates our ability to capitalize on the powerful operating platform that we have developed over the past 20 years. This platform includes a strong and diversified portfolio of brands, disciplined business strategies, quality and efficient sourcing and distribution infrastructures, and an experienced and dedicated management team. Your Board of Directors is confident that Maxwell Shoe Company can continue to create value for all our stockholders substantially in excess of Jones’s inadequate $20.00 per share offer through the continued execution of our current business strategy.

THIS IS ALL ABOUT STOCKHOLDER VALUE

PROTECT YOUR INVESTMENT

Despite your Board’s outstanding record of value creation and Maxwell Shoe Company’s exciting future prospects, Jones is asking you to remove—without cause—all of the directors that you overwhelmingly elected on April 8, 2004 at the Company’s Annual Meeting, and replace them with Jones’s own handpicked nominees.

Remember, Jones wants to buy your shares for the lowest price possible, and we believe Jones’s efforts to remove the directors you elected and replace them with Jones’s own handpicked nominees is simply a self-serving tactic to achieve that goal.

We believe Jones’s handpicked nominees lack the objectivity and the relevant experience that is required to serve the best interests of all Maxwell Shoe Company stockholders. Consider, for instance, that certain of Jones’s director nominees have:

•	Significant business relationships with Jones that we believe could impair their ability to make objective decisions in your best interests;[2]

•	Histories as directors and/or managers of companies that have gone bankrupt or been delisted from a stock exchange;[3]

•	No experience serving as an officer or director of a public company;[4] and

•	No experience in the retail or footwear industry.[5]

In contrast, your Board, which is comprised of a majority of independent directors, has decades of experience in the retail industry, and we will continue taking the appropriate steps to deliver to Maxwell Shoe Company stockholders the value they deserve.

2 Jones’s nominee Harold Leppo does consulting work for Financo, Inc. A July 8, 2003 article in Investor’s Business Daily identifies Jones as a client of Financo, Inc. Jones nominee Robert D. Martin was a senior executive at Sunbeam Corporation from 1999 to 2000, during which time Jones Director Howard Gittes served as a director of Sunbeam and was Chairman of Sunbeam’s Compensation Committee. During the time that Jones nominee Michael Koeneke was co-head of Global Mergers and Acquisitions at Merrill Lynch, Merrill Lynch advised McNaughton Apparel Group Inc. in its acquisition by Jones in 2001. McNaughton Apparel Group Chairman and Chief Executive Officer Peter Boneparth subsequently became President and Chief Executive Officer of Jones. Merrill Lynch also underwrote two public offerings of Jones stock totaling 7.6 million shares during Mr. Koeneke’s tenure.

3 Jones nominee Harold Leppo served as a director of three companies that filed for bankruptcy during his tenure as a director. Mr. Leppo was a director of Filene’s Basement Corp. from 1993 to 2000, which filed for bankruptcy in 1999. From 1997 to 2003, Mr. Leppo was a director of J. Baker, Inc., a company that filed for bankruptcy under its new name, Casual Male Corp., in May 2001. Mr. Leppo also served as a director of House2Home, formerly known as Home Base, beginning in December 1998. House2Home filed for bankruptcy in November 2001 and had its assets liquidated the following year. On February 6, 2001, less than a year after Jones nominee Robert D. Martin left his position as Senior Vice President and Chief Financial Officer, International, at Sunbeam Corporation, Sunbeam Corporation filed for bankruptcy. Jones nominee Allan H. Corn left his position as Chief Financial Officer of Michael Anthony Jewelers, Inc. in December 2003, and Michael Anthony was delisted from the American Stock Exchange on February 20, 2004.

4 According to the information disclosed by Jones in its Definitive Consent Statement, filed with the Securities and Exchange Commission on April 21, 2004, Jones nominee Jeffrey J. Haas has no experience serving as an officer or director of any public company.

5 According to the information disclosed by Jones in its Definitive Consent Statement, Jones nominees Jeffrey J. Haas and Michael S. Koeneke lack any experience in the retail or footwear industry.

YOUR SUPPORT IS IMPORTANT

We urge you to reject Jones’s offer and its efforts to take control of your Company at an inadequate price. Please discard any gold consent cards that you may receive from Jones and SIGN, DATE and RETURN the enclosed BLUE consent revocation card TODAY.

We appreciate your continued support.

Very truly yours,

/s/ Mark J. Cocozza

Mark J. Cocozza,

Chairman of the Board and Chief Executive Officer

Maxwell Shoe Company Inc.

Important Additional Information

Maxwell Shoe Company Inc. (“Maxwell Shoe Company”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (“SEC”) on March 29, 2004, regarding Jones Apparel Group Inc.’s and MSC Acquisition Corp.’s (together, “Jones”) unsolicited tender offer for all the outstanding shares of Class A Common Stock of Maxwell Shoe Company at $20.00 per share, net to the seller in cash, without interest (the “Offer”). Maxwell Shoe Company stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.

On April 21, 2004, Jones filed a definitive consent solicitation statement with the SEC relating to Jones’s proposed solicitation of consents of Maxwell Shoe Company stockholders to, among other things, remove all of Maxwell Shoe Company’s current directors and replace them with Jones’s nominees. In response, on April 23, 2004, Maxwell Shoe Company filed a definitive consent revocation statement on Form DEFC14A (the “Definitive Consent Revocation Statement”) with the SEC to counter Jones’s consent solicitation. Maxwell Shoe Company stockholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.

The Schedule 14D-9, the Definitive Consent Revocation Statement and other public filings made by Maxwell Shoe Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Maxwell Shoe Company also will provide a copy of these materials free of charge at its website at www.maxwellshoe.com.

About Maxwell Shoe Company

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS® FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Forward-Looking Statements

Statements made in this press release indicating Maxwell Shoe Company’s, the Board of Directors’ or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Maxwell Shoe Company’s actual results to differ materially from those projected in such forward-looking statements. Such risks, assumptions and uncertainties include, but are not limited to: changing consumer preference; inability to successfully design, develop or market its footwear brands; the inability to successfully re-introduce the Joan & David brand into the market; competition from other footwear manufacturers or retailers; loss of key employees; general economic conditions and adverse factors impacting the retail footwear industry; the inability by Maxwell Shoe Company to source its products due to political or economic factors; potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; and the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture Maxwell Shoe Company’s goods. Additional risks, assumptions and uncertainties associated with Jones’s pending tender offer include: the risk that Maxwell Shoe Company’s customers may delay or refrain from purchasing Maxwell Shoe Company products due to uncertainties about Maxwell Shoe Company’s future; the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Maxwell Shoe Company; the risk that stockholder litigation commenced in connection with Jones’s offer might result in significant costs of defense, indemnification and liability; the risk that the Board of Directors’ analysis and the bases of their recommendation to the stockholders ultimately may prove to be inaccurate; and other risks discussed in documents filed by Maxwell Shoe Company with the SEC. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Maxwell Shoe Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Company Contact:	Richard J. Bakos
Chief Financial Officer
Maxwell Shoe Company
(617) 333-4007

Investors:	Lex Flesher
MacKenzie Partners, Inc.
(212) 929-5397

Allison Malkin
Integrated Corporate Relations
(203) 222-9013

Media:	Dan Katcher / Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449